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                                                                   EXHIBIT 23(a)

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption 'Experts' in the Registration Statement on Form S-3 and related Prospectus of American Express Company (the 'Company') for the registration of $3 billion of its Debt Securities, Preferred Shares, Depositary Shares, Common Shares and Warrants and to the incorporation by reference therein of our report dated February 3, 2000, with respect to the consolidated financial statements and schedules of the Company incorporated by reference in the Company's Annual Report on Form 10-K for the year ended December 31, 1999, filed with the Securities and Exchange Commission.

                                          /s/ ERNST & YOUNG LLP
                                          .....................................
                                          Ernst & Young LLP

New York, New York
December 13, 2000